SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported): October 25, 2001



                               SHOP AT HOME, INC.
                           --------------------------
             (Exact name of registrant as specified in its charter)




   Tennessee                            0-25596                 62-1282758
        -----------------------------------------------------------------
  (State or other                    (Commission              (IRS Employer
   jurisdiction of                   File Number)            Identification No.)
                                    incorporation)



              5388 Hickory Hollow Parkway, Antioch, Tennessee 37013
           ----------------------------------------------------------
          (Address, including zip code, of principal executive office)

                                 (615) 263-8000
               --------------------------------------------------
              (Registrant's telephone number, including area code)



Item 5.  Other Events

          On Thursday, October 25, 2001, Shop At Home, Inc. held a conference call to discuss the Company's financial results for the first quarter of its fiscal year 2002, ending September 30, 2001. These results were filed with the SEC on the Form 10-Q filed on October 25, 2001. The Company has elected to voluntarily file a copy of this transcript on this Form 8-K to ensure that the contents of such conference call are fully disseminated and that any investor of Shop At Home, Inc. has full access to such transcript.

The conference call was also broadcast live over the Internet on Thursday, October 25, 2001 at 10:30 a.m. Central Time. The audio live broadcast and replay of the conference call were also made available at www.shopathometv.com/corporate/news-index.html Finally, an instant replay of the conference call was made available through November 5, 2001 by dialing 1-800-835-4112.

A transcript of the October 25, 2001, Financial Conference Call is attached hereto as Exhibit 99.1.

                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                   SHOP AT HOME, INC.
                                   (Registrant)



                                   By: /s/ George J. Phillips
                                   -------------------------------
                                   George J. Phillips
                                   Executive Vice President and General Counsel

Date: October 30, 2001

EXHIBIT 99.1



                               SHOP AT HOME, INC.
                  FIRST QUARTER CONFERENCE CALL FOR FISCAL 2002
                        QUARTER ENDING SEPTEMBER 30, 2001

                                October 25, 2001
                                 10:30 a.m. CDT


         Coordinator Good morning, and welcome to the Shop At Home conference call. All parties will be able to listen only until the question and answer portion of the conference. At the request of Shop At Home today's conference is being recorded. Should you have any objections, you may disconnect.

                           I would now like to introduce your host for today's call, Mr. George Phillips. Sir, you may begin when ready.

G. Phillips                Good morning, and welcome to Shop At Home's
                           first quarter conference call. I am the Company's
                           General Counsel, and on the call with me today are George Ditomassi and Frank Woods, Shop At Home's newly appointed Co-CEOs. Also present is our Chief
                           Financial Officer, Arthur Tek.

                           Our release was sent out this morning, and our 10Q is currently available on Edgar. Mr. Tek will provide a brief overview of the first quarter results, and then Mr. Ditomassi, followed by Mr. Woods will make some additional comments.

                           Following their comments the Executive management present will take questions from the investment banking analysts, financial firm representatives, and fund investors who are participating on the call.

                           Before we begin I'd like to say that any statements made today on behalf of Shop At Home, with regard to the expectations of future revenue, earnings, household distribution, or other performance factors, including any statements regarding the plans or objectives of management for future operations, are forward-looking statements for the purposes of the SEC statutes.

                           The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise after the call is completed.

                           Because of these risks and uncertainties, the forward-looking events, and circumstances discussed in this call may not occur, and actual results could differ materially from those anticipated or implied in the forward-looking statements for the reasons spelled out in the release that we released this morning, as well as in the company's recent 10K.

                           It is now my pleasure to introduce our Chief
                           Financial Officer, Arthur Tek.

A. Tek Shop At Home's operating results improved significantly during the quarter ended September 30th. That revenue was $43.4 million, up 6% from $40.8 million last September, and up 9% from $39.9 million in the June quarter.

                           EBITDA improved by $4 million over last year, as our loss was reduced from $5.9 million to $1.9 million. Compared to the June quarter, EBITDA improved $10 million, or 84%. The $4 million EBITDA improvement this year versus last year was due to a variety of positive operating gains. Higher net revenues contributed $900,000 in EBITDA. A better gross margin on merchandise generated $1.2 million in incremental EBITDA.

                           We negotiated downward the carriage fees paid to our network affiliates, and thereby produced $1.1 million in EBITDA. Lower employee head count resulted in savings of $300,000 in salaries, and we also saved another $500,000 from a variety of cost containment efforts.

                           With all of that our net loss declined to $4.8 million from $8.8 million last year. Per share loss improved to $0.12 from $0.32 last year. We won't be satisfied until the word "loss" no longer appears on our income statements, but we have made significant progress.

                           George Ditomassi and Frank Woods, our new CEOs, were our de facto leaders during the quarter. They are now going to provide you with some detail about what we've accomplished. First, George.

G. Ditomassi               I'm going to highlight some of the first
                           quarter activity in areas we designated as short-term projects that we felt needed immediate attention, and certainly we can discuss through questions any of these when we're through.

                           We decided that minimum gross margin requirements had to be established for each of our product categories. This led to overall company margin improvement immediately because of the requirements, and better planning of category mix, and allocation of on-air hours.

                           Firm show schedules were set on a rolling, 90 day basis, and we began to publish a consumer viewing guide. Faster shipping, more accurate on-air presentations have reduced customer complaints dramatically. In house shipping is up substantially versus vendor drop shipping.

                           We're pleased with the reduction in returns due, in part, to lower price points, and better on-air presentations. We more accurately describe our products on-air today than ever before. There has been a reduction in reliance on sports memorabilia. We reduced from 43% of total sales last year to 33% this year. More fitness, more jewelry, and more knives, as well as other categories, are being addressed.

                           There is a reduction in fraud compared to last year. Better systems and creation of fraud detection departments are in place. We've hired two new professional Executive Vice Presidents. Tom Merrihew, who will be responsible for sales and merchandising, and Rob Wales, who will be in charge of operations. Both gentlemen have professional experience with either QVC or Home Shopping Network.

                           New product categories are presently being planned to increase the importance of women as Shop At Home viewers and customers. In July a trained overflow call center was opened to better handle customers waiting to talk to a sales representative.

                           We also continue to streamline an interactive voice response system to automatically handle customers wishing to place an order. Eleven percent of all orders are now handled this way, and that number is growing monthly. In the first quarter, we handled 17% more sales calls compared to a year ago, with 6% less people.

                           That's a brief discussion of some of the points we've focused on in the area of merchandising, sales, and marketing.

                           Now my partner, Frank Woods, will continue discussing our highlights of the first quarter.

F. Woods I would like to continue outlining some of the highlights, particularly in the area of our affiliate relations distribution system, and financials. We were successful in the last quarter in renegotiating major affiliate agreements resulting in annual savings of over $4 million. Not all of that was proportionately reflected in this quarter because many of the reductions took place over the term of the 90 days.

                           We also had an expansion of full-time equivalent homes, where we have grown from 26 million a year ago to 40 million now. Today, as a matter of fact, is our first day on DIRECTV, and this has resulted in an increase of 30% in our distribution base.

                           We were also successful during the quarter in obtaining a $17.5 million credit line, which has been used to support sales growth. It's been used to support sales growth by financing our customers with Stretch Pay, by bringing more inventory in house to improve customer service and obtain better margins, and by continuing to invest in information systems hardware to improve speed and up time.

                           We have also, during the course of this quarter continued exploration of strategic partnership opportunities, and we've tried to introduce the company to a wide range of investment banking and strategic opportunities.

                           It is important, and I would note that the industry segment, of which we are a part, the home shopping industry, if you look at the three other major competitors, QVC, HSN, and ShopNBC, they all reported for the second quarter of this year an increase in revenue of 14%.

                           They also were mentioned in an article in Forbes magazine last week, which featured ShopNBC, and it was pointed out that the revenue per household for ShopNBC is $12, and the revenue for HSN is $20, and for QVC is $40.

                           We are in a much lower range of revenue per household, and we think this offers great opportunity for us, and as we go forward with the company we're going to be focusing in that area. I would highlight the fact that this quarter represents the best financial performance in the last 18 months, and we look forward to challenges and accomplishments.

                           And, Andrea, if you would open the conference call up for questions, we are available.

Coordinator                Our first question comes from Ned Armstrong, Friedman
                           Billings.

N. Armstrong               I have a couple of questions.  First, what were the
                           number of FTEs for the quarter ending in September?

F. Woods For the quarter ending in September it was about 29 million.

A. Tek Yes, Ned when we put out the press release about DIRECTV you could see as we went to 40 million what the base was with DIRECTV adding between 10 and 11 million homes.

N. Armstrong               When do you expect DIRECTV to be able to contribute
                           the same sales level per FTE as you are getting now?

F. Woods                   Our historical experience, Ned, has been mixed.
                           So it's hard to predict. On some start-ups we get immediate impact, on some it takes a ramp up period, and there have even been some where we started high, and declined. So there's not a historical guide for us there. We're just going to have to field that as we go along.

Coordinator                Our next question comes from Shannon Ward, Sun
                           America.

S. Ward Could you elaborate a little on what your strategic partnership ideas are?

F. Woods We are looking at the entire media industry, as well as the retail industry. We, of course, at our heart are a retail seller of merchandising goods, and we use a distribution system that emphasizes the media industry. So we're looking throughout the media industry, and the retail industry, and talking to industry leaders to see what types of affiliations might make sense for us, and what things we might gain that would be advantageous to our company by associating ourselves, or having alliances, with people primarily in those two industries.

S. Ward So you're speaking of, for example, taking equity ownership in the company as a way of gaining distribution?

F. Woods Well, I didn't mean to imply that we're out shopping for equity ownership for distribution, but we are looking at all alternatives. That could be one.

S. Ward Also, could you talk about the effect September 11th on your business in call volume, and sales, and how that's done since?

G. Ditomassi               Well,  I think,  that as any  other  retailer we were
                           affected because, one, we were off the air on two separate occasions. And I think that, certainly, the consumer has been shocked by it, and we felt it.
                           There's no question about it.

                           What I think may have happened with us is I think the consumer came back - our consumer came back a little quicker than perhaps in the bricks and mortar retailer. However, I think that it's dampened the enthusiasm of the consumer, and it didn't help us that the economy was a little bit weak at the time.

                           So we felt it, but I don't think we felt it as much as the retailer as you think of the retailer.

S. Ward Do you have any tangible statistics for me on call volumes or on sales you know, sort of the week before and the week after, or anything like that?

G. Ditomassi               No. We haven't  quantified  it, but certainly we
                           noticed the difference between the day before and the day after.

A. Tek And we did lose a day, of course, by taking ourselves off the air in deference to the tragedy, and for the period thereafter until the end of the quarter, there was less on an average daily basis than before September 11th. So I would estimate the negative EBITDA impact on the quarter at between a half a million and a million dollars.

S. Ward And do you feel, sort of subjectively, do you feel that October has made up for that? Are you back to pre-September levels? Have you gained back 70% of those levels, just sort of a guess?

G. Ditomassi               Well, we have not made a forecast for this
                           quarter, and that's something, actually that we've never done in the past, and it's circular in the sense that September 11th made it even more difficult to forecast going forward, and I would say at this time that we're not ready to give you any illumination as to where the quarter is heading.

S. Ward Can you talk about the economics of your deal with DIRECTV, what the duration of that deal is, and what the compensation was?

F. Woods We have, as a matter of practice, which I know you can appreciate, not disclosed the specifics of our affiliation distribution agreements because we are in a very competitive world. I would say that we are pleased with the agreement, and that we think that it is both competitive within the industry standards, and advantageous to us, but we would decline to offer specifics.

S. Ward                    How about just the duration of the contract?

F. Woods I think it would be fair to say that it's a multi-year contract.

Coordinator                Our next question comes from John Lawrence, Morgan
                           Keegan.

J. Lawrence                Would you comment a little bit, Arthur,  I don't know
                           if you can, on the drop ship percentage, and how much did that play in the gross margin leverage?

A. Tek The reason for moving to in house shipping as opposed to drop shipping is primarily to improve customer service, which ultimately we hope will result in more repeat business from our customer base. And the in house shipping is being done on a very cost efficient basis, and we hope that we're achieving savings as reflected in our cost of goods sold by being able to negotiate better with our vendors if they don't have the burden of doing drop shipping.

J. Lawrence                And I assume that that mix in percentage would just
                           continue to move up?

A. Tek                     That's right.

J. Lawrence                And, I guess from a  merchandising  standpoint  in
                           other areas of retail we're seeing a lot of special buys out there, opportunistic buys. Is that coming into play at all?

G. Ditomassi               I think we're going to see more of that.
                           Certainly my experience with other companies in retail markets, we're finding that the retailer is reluctant to take a lot more inventory until they see where business is going in this fourth quarter.

                           So I think that while we may not be seeing as much now as we're going to see later, I think that there is going to be a lot of opportunistic buys in the marketplace in the next few months.

J. Lawrence                Is there any way to look at the metric of
                           the average, I know you're trying to get the average price point down, to quantify what that was in the quarter, say compared to the last couple of quarters?

A. Tek It was lower, John, than the average for fiscal 2001, but it's still not at a level at which we're satisfied, and it's still substantially higher than our competition.

Coordinator                Our next question comes from Robert Shy, Morgan
                           Keegan.

R. Shy I was late to the call. Did you mention anything about your returns?

G. Ditomassi               Yes.  We're very  pleased  with our returns.  We're
                           down considerably from where we were a year ago, and I think it all works with, one, presentation of product on air, so the disappointment level is less; trying to get price points down, because we certainly experience greater returns the higher the price point; and the fact that we're handling the customer far better than we ever have before.

                           But we're very pleased with almost double-digit changes in our returns.

Coordinator                Our next question comes from Shannon Ward, Sun
                           America.

S. Ward A couple of follow-ups; can you tell me what the amount available on your new credit line is, and give me some of the terms of that facility?

A. Tek That's all in the Q and the 10K, Shannon. We did fully draw the credit line during the quarter, as we disclosed, and the credit line is at $17.5 million. With LIBOR rates being as low as they are, the current interest is around 8% on the loan.

S. Ward                    And your cash position at September 30 was?

A. Tek                     I think it was $25.5 million, something like that.

S. Ward Okay. And based on your internal projections that $25.5 million in cash and other cash from operations will provide you enough liquidity for how long?

A. Tek We believe that it'll provide sufficient liquidity indefinitely. We did disclose, in both the press release and in the 10Q, that if we're not able to turn around operations, then obviously the cash won't be sufficient, and we may be forced to sell assets. But with our new management team in place, and with the progress that we've made during this quarter, we feel that the balance on hand as of September 30th is sufficient.

S. Ward One other question; you mentioned combating fraud, and the success that you've made there. Can you give me an example of how you're able to do that?

A. Tek Well, we would prefer not to because we would like the criminals not to know how we catch them. But one thing that we can tell you is that we have a multi-person fraud department in place now that didn't exist a year ago. And we also have a number of systems, red flags, that enable us to stop orders before they go through that are fraudulent.

S. Ward Finally, can you comment on if you were in a position where you decided the right thing to do would be to sell assets, can you comment on the market for your assets today, and just give me some sense of what sort of work you've done to test those waters?

F. Woods This is Frank Woods. We have not tested the waters because we do not think we're going to be in that situation, but if we were to need to sell assets, we have five owned and operated television stations that all have substantial value, and we demonstrated last year, by selling our Houston station for $57 million, that there is a marketplace availability for our television properties.

                           We also have a very valuable asset in our wireless spectrum allocation rights, and that's all subject to definition at this point, but that is something that we certainly have as an off-balance sheet asset that we are looking forward to the opportunity to maximizing and realizing some cash value from that.

S. Ward                    You're referring to the 700-megahertz license?

F. Woods                   Yes.

S. Ward And how many of your five O&Os are in that 60 to 69 channel range?

F. Woods Two of those are, and we retained a 50% interest in the Houston rights, so we have two and a half stations in that play at this point.

Coordinator                There are no further questions at this time.

G. Phillips                Thank you, and we'll bring this  conference  call to
                           a close, and thank all of those who participated for doing so. We look forward to another call next quarter.